Exhibit 10.5

Lilis Energy, Inc.
1900 Grant Street, Suite 720
Denver, CO 80203

March 19, 2014

T.R. Winston & Company, LLC
1999 Avenue of the Stars, Suite 2550
Los Angeles, California 90067
Attention: G. Tyler Runnels

Re:	Formal Termination of Investment Banking Agreement

Dear Tyler:

Recovery Energy, Inc., now known as Lilis Energy, Inc. (“Lilis”), and T.R. Winston & Company, LLC (“TRW”) are parties to that certain Investment Banking Agreement entered into as of May 10, 2013, and as may have been amended or modified by the parties from time to time (collectively, as amended and modified prior to the date hereof, the “Investment Banking Agreement”), pursuant to which Lilis retained TRW as Lilis’s non-exclusive investment banker.  Lilis and TRW are each, individually, a “Party” and collectively, the “Parties.”

This letter agreement (this “Letter Agreement”) sets forth the mutual desire of the Parties to terminate the Investment Banking Agreement.  Now, therefor, in consideration of the mutual covenants contained in this Letter Agreement and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.      Termination of Investment Banking Agreement.  The Parties hereby terminate the Investment Banking Agreement as of the Effective Date (defined below in TRW’s signature block). In connection with termination of the Investment Banking Agreement, Lilis and TRW hereby agree that the financial obligations of Lilis have been satisfied in full and that any and all further compensation under the Investment Banking Agreement terminated as of the date hereof.  Notwithstanding the foregoing, the termination of the Investment Banking Agreement shall not relieve Lilis of any financial obligations it may have related to the commissions and fees payable from Lilis to TRW that are contingent upon the shareholders of Lilis approving (i) the participation of certain directors and officers of Lilis in the private placement that closed on January 22, 2014 and (ii) the full conversion of Lilis’s 8% senior secured convertible debentures.  The parties further acknowledge that from and after the date hereof, neither Lilis nor TRW shall have any rights, obligations, or liabilities under or relating to the Investment Banking Agreement, except for Section 4 (Additional Covenants and Undertakings), Section 7 (Confidential Information), Section 8 (Ownership of Proprietary Information), and Section 9 (Indemnification) of the Investment Banking Agreement, which shall survive termination of the Investment Banking Agreement.

2.      Miscellaneous.

a.      Entire Agreement.  This Letter Agreement constitutes the entire understanding between the Parties with respect to the subject matter of this Letter Agreement, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

b.      Binding Effect.  The terms, covenants, and conditions of this Letter Agreement will extend to, bind, and inure to the benefit of the Parties and to their successors and assigns.

March 19, 2014

c.      Amendment.  No modifications or amendments to this Letter Agreement will be binding on the Parties unless and until such modifications or amendments are executed in writing by an authorized representative of each Party.

d.      Counterparts.  This Letter Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  The exchange of copies of this Letter Agreement and of signature pages by facsimile or by electronic image scan transmission in pdf format constitutes effective execution and delivery of this Letter Agreement as to the Parties and may be used in lieu of the original Letter Agreement for all purposes.

If the terms and conditions of this Letter Agreement are acceptable to TRW, please indicate that acceptance by signing and returning one copy of this Letter Agreement to A. Bradley Gabbard of Lilis.

Sincerely,

LILIS ENERGY, INC.

By:	/s/ A. Bradley Gabbard
Name:	A. Bradley Gabbard
Title:	Chief Financial Officer and Chief Operating Officer

TRW agrees to and accepts this Letter Agreement as of March 19, 2014 (the “Effective Date”).

T.R. WINSTON & COMPANY, LLC

By:	G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Chairman and CEO